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                                 Letterhead of
                       Vedder, Price, Kaufman & Kammholz
                                                                  EXHIBIT 10.(b)



                               December 28, 1990



Asset Management Fund for
  Financial Institutions, Inc.
111 East Wacker Drive
Chicago, Illinois  60601

Ladies and Gentlemen:

         Reference is made to the Post-Effective Amendment No. 17 under the Securities Act of 1933 and Amendment No. 18 under the Investment Company Act of 1940 to the Registration Statement on Form N-1A (the "Post-Effective Amendment") being filed by Asset Management Fund for Financial Institutions, Inc. (the "Fund") in connection with its public offering of an indefinite number of shares of common stock, par value $.001 per share ("Shares"), each of the four authorized series of the Fund.

         We have acted as counsel to the Fund since June 26, 1989 and in such capacity have counseled the Fund regarding all regulatory matters subsequent to such time. From the inception of the Fund until June 26, 1989, Sullivan & Cromwell acted as counsel to the Fund. Sullivan & Cromwell issued prior opinions, which were filed as exhibits to the registration statement, stating that the Shares to be issued pursuant to the Fund's registration statement would be legally issued and outstanding, fully paid and non-assessable.

         In rendering this opinion, we have examined the Fund's Articles of Incorporation, By-Laws and minute book, and the Post-Effective Amendment. We have also examined such other instruments and documents as we have deemed necessary or advisable. As to questions of fact material to our opinion, we have relied upon representations of officers of the Funds, none of which representations has been independently verified by us. In the foregoing examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of the copies submitted to us as copies.

         Based on the foregoing, we are of the opinion that upon the issuance of the Shares in accordance with the Fund's Articles of Incorporation and the receipt by the Fund of a purchase price not less than the net asset value per Share, the Shares will be legally issued and outstanding, fully paid and non-assessable.
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Asset Management Fund for
  Financial Institutions, Inc.
111 East Wacker Drive
Chicago, Illinois  60601


         We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment.

                                           Very truly yours,

                                           VEDDER, PRICE, KAUFMAN & KAMMHOLZ



                                           By: /s/ Cathy G. O'Kelly
                                               ----------------------------
                                               Cathy G. O'Kelly